Exhibit 99.2

ZILOG, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 26, 2009

Financial Statements
Unaudited Condensed Consolidated Statements of Operations for the nine months ended ended December 26, 2009 and December 27, 2008	1
Unaudited Condensed Consolidated Balance Sheets at December 26, 2009 and March 31, 2009	2
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended ended December 26, 2009 and December 27, 2008	3
Unaudited Condensed Consolidated Statements of Stockholders' Equity for the nine months ended December 26, 2009 and December 27, 2008	4
Notes to Unaudited Condensed Consolidated Financial Statements	5

i

Financial Statements

ZILOG, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Nine Months Ended
	Dec. 26,	Dec. 27,
	2009	2008
Net sales from continuing operations	$23,975	$29,113
Cost of sales from continuing operations	13,264	17,436
Gross margin from continuing operations	10,711	11,677
	44.7%	40.1%
Operating expenses:
Research and development	3,462	5,147
Selling, general and administrative	7,196	15,911
Special charges and credits	790	2,840
Amortization of intangible assets	-	627
Total operating expenses	11,448	24,525

Operating loss from continuing operations	(737)	(12,848)

Other income:
Other income (expense)	1,113	464
Interest income	14	143
Income (loss) from continuing operations before provision for income taxes	390	(12,241)
Provision for income taxes	98	183
Net income (loss) from continuing operations	292	(12,424)
Net income (loss) from discontinued operations	386	3,459

Gain from sale of discontinued operations, net of tax	1,564	-
Net income (loss)	$2,242	($8,965)

Basic and diluted net income (loss) from continuing operations per share	$0.02	($0.73)
Basic and diluted net income (loss) from discontinued operations per share	0.02	0.20
Basic and diluted net income from gain on sale of discontinued operations, net of tax per share	0.09	-
Basic and diluted net income (loss) per share	$0.13	($0.53)

Weighted-average shares used in computing basic net income (loss) per share	17,277	16,982
Weighted-average shares used in computing diluted net income (loss) per share	17,278	16,982

See accompanying notes to unaudited condensed consolidated financial statements.

ZILOG, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	Dec. 26,	Mar. 31,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$36,980	$32,230
Accounts receivable, less allowance for doubtful accounts of $12
at December 26, 2009 and $129 at March 31, 2009	3,156	1,698
Receivables under transition services agreement	255	1,696
Escrow receivable related to sold business	1,550	3,100
Inventories	3,285	4,022
Deferred tax assets	10	10
Prepaid expenses and other current assets	1,110	1,199
Current assets associated with discontinued operations	-	960
Total current assets	46,346	44,915

Long term investments	375	1,100
Property, plant and equipment, net	1,856	2,347
Goodwill	1,861	2,211
Other assets	1,320	1,079
Total assets	$51,758	$51,652

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term debt	$ -	$346
Accounts payable	2,532	1,939
Payables under transition services agreement	1,516	275
Income taxes payable	174	195
Accrued compensation and employee benefits	1,455	1,349
Other accrued liabilities	3,888	3,828
Deferred income including remaining escrow	6,048	8,024
Current liabilities associated with discontinued business	-	1,256
Total current liabilities	15,613	17,212

Deferred tax liability	10	10
Other non-current liabilities	1,536	2,804
Total liabilities	17,159	20,026

Stockholders' equity:
Common stock, $0.01 par value; 60.0 million shares authorized:
17.3 million and 17.1 million shares issued and outstanding at
December 26, 2009 and March 31, 2009, respectively	186	186
Additional paid-in capital	128,131	127,436
Treasury stock	(7,563)	(7,563)
Other comprehensive income	209	173
Accumulated deficit	(86,364)	(88,606)
Total stockholders' equity	34,599	31,626
Total liabilities and stockholders' equity	$51,758	$51,652

See accompanying notes to unaudited condensed consolidated financial statements.

ZILOG, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended
	Dec. 26,	Dec. 27,
	2009	2008
Cash Flows from Operating Activities:
Net income (loss) from continuing operations	$292	($12,424)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) continuing operating activities:
Depreciation and other amortization	984	1,380
Disposition of operating assets	-	46
Stock-based compensation	680	1,126
Amortization of fresh-start intangible assets	-	627
Changes in operating assets and liabilities:
Accounts receivable, net	(1,458)	(620)
Receivable under transition services agreement	1,441	-
Escrow receivable related to sold business	1,550	-
Inventories	737	2,400
Prepaid expenses and other current and non-current assets	234	(163)
Accounts payable	593	167
Payables under transition services agreement	1,241	-
Accrued compensation and employee benefits	106	(328)
Deferred income from distributors and escrow	(1,976)	(494)
Accrued and other current and non-current liabilities	(1,229)	1,387
Net cash provided by (used in) continuing operating activities	3,195	(6,896)
Net cash provided by discontinued operating activities	90	3,642

Cash Flows from Investing Activities:
Redemption of long term investments	725	625
Capital expenditures	(494)	(519)
Net cash provided by continuing investing activities	231	106
Net cash provided by sale of discontinued operations	1,564	-

Cash Flows From Financing Activities:
Proceeds from short term debt	-	660
Payments on short term debt	(346)	(692)
Proceeds from issuance of common stock under employee stock purchase and stock option plans	16	112
Net cash provided by (used in) continuing financing activities	(330)	80
Net cash provided by discontinued financing activities	-	3

Net increase in cash and cash equivalents	4,750	(3,065)
Cash and cash equivalents at beginning of period	32,230	16,625
Cash and cash equivalents at end of period	$36,980	$13,560

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Purchase of development licenses through long term
payment arrangement	$ -	$2,400

See accompanying notes to unaudited condensed consolidated financial statements.

ZILOG, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)

	Common Stock		Additional Paid-in	Treasury	Other Comprehensive	Accumulated	Total Stock- holders'
	Shares	Amount	Capital	Stock	Income	Deficit	Equity
Balance at March 31, 2008	16,923	$185	$125,838	$(7,456)	$102	$(91,790)	$26,879
Issuance of common stock under stock option plans	5	-	18	-	-	-	18
Restricted shares cancelled	(22)	-	-	-	-	-	-
Issuance of common stock under employee stock purchase plan	40	1	100	-	-	-	101
Stock-based compensation expense - directors shares	18	-	56	-	-	-	56
Stock-based compensation expense	-	-	659	-	-	-	659
Restrictes shares granted - Employee Stock Incentive (SIP)	235	-	539	-	-	-	539
Comprehensive loss:
Other comprehensive income	-	-	-	-	(77)	-	(77)
Net loss	-	-	-	-	-	(8,965)	(8,965)
Total comprehensive loss	-	-	-	-	-	-	(9,042)
Balance at December 27, 2008	17,199	$186	$127,210	$(7,456)	$25	$(100,755)	$19,210

Balance at March 31, 2009	17,111	$186	$127,436	$(7,563)	$173	$(88,606)	$31,626
Issuance of common stock under employee stock purchase plan	8	-	16	-	-	-	16
Restricted shares cancelled	(16)	-	-	-	-	-	-
Restricted shares granted	167	-	-	-	-	-	-
Stock-based compensation expense - directors shares	35	-	86	-	-	-	86
Stock-based compensation expense	-	-	593	-	-	-	593
Comprehensive income:
Other comprehensive income	-	-	-	-	36		36
Net income	-	-	-	-	-	2,242	2,242
Total comprehensive income	-	-	-	-	-	-	2,278
Balance at December 26, 2009	17,305	$186	$128,131	$(7,563)	$209	$(86,364)	$34,599

See accompanying notes to unaudited condensed consolidated financial statements.

ZILOG, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The accompanying interim financial information is unaudited. In the opinion of ZiLOG, Inc.'s ("ZiLOG" or the "Company") management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of interim results have been included. The results for interim periods are not necessarily indicative of results to be expected for the full fiscal year. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company's annual consolidated financial statements and notes thereto contained in the Company's 2009 Annual Report filed on Form 10-K (File Number 001-13748) for the fiscal year ended March 31, 2009, filed on June 29, 2009 with the Securities and Exchange Commission (Fiscal 2009 Annual Report).

The Company's fiscal year ends on March 31 with interim results based on fiscal quarters of approximately thirteen weeks in duration ending on the closest Saturday to each calendar quarter end, with the exception of the fiscal fourth quarter, which ends on March 31. Certain reclassifications have been made to prior-period balances to present the consolidated financial statements on a consistent basis with the current year presentation. Any reference to year pertains to the fiscal year unless otherwise indicated. The operating results for any period are not necessarily indicative of results for any subsequent period or the full fiscal year.

The condensed consolidated balance sheet at March 31, 2009 was derived from audited financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

NOTE 2. DECEMBER 4, 2009 MERGER AGREEMENT

The Company and IXYS Corporation (IXYS) signed a merger agreement on December 5, 2009 whereby IXYS agreed to acquire the Company and its outstanding shares for $3.5858 per share in cash with a total value of approximately $62 million, subject to customary closing conditions. A special meeting of the Company's shareholders has been scheduled for February 17, 2010, to approve the merger. The meeting will be held at Zilog's headquarters at 6800 Santa Teresa Blvd., San Jose, CA 95119 at 9:00 a.m. local time.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company's significant accounting policies is described in Note 1 of "Notes to Consolidated Financial Statements" in the Fiscal 2009 Annual Report. The Company's significant accounting policies for the period ended December 26, 2009 remain unchanged from those disclosed in the Fiscal 2009 Annual Report.

Recent Accounting Pronouncements:

In June 2009, the Financial Accounting Standards Board "FASB" issued the authoritative guidance to eliminate the historical GAAP hierarchy and establish only two levels of U.S. GAAP, authoritative and non-authoritative. When launched on July 1, 2009, the FASB Accounting Standards Codification (ASC) became the single source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the ASC. This authoritative guidance was effective for financial statements for interim or annual reporting periods ended after September 15, 2009. The Company adopted the new codification in the second quarter of fiscal 2010 and it did not have any impact on the Company's condensed consolidated financial statements.

In August 2009, the FASB issued the authoritative guidance to provide additional guidance (including illustrative examples) in FASB ASC 2009-05 "Fair Value Measurements and Disclosures - Measuring Liabilities at Fair Value" that clarifies the measurement of liabilities at fair value. This authoritative guidance became effective for the first reporting period (including interim periods) beginning after its issuance. The guidance became effective at the beginning of the current quarter ended December 26, 2009. The Company adopted the authoritative guidance and its adoption did not have a significant impact on its consolidated financial condition or results of operations.

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB's objective is to improve these disclosures and, thus, increase the transparency in financial reporting.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The Company has reviewed ASU 2010-06 and believes there will be no financial implications from its implementation.

NOTE 4. FAIR VALUE MEASUREMENTS

In accordance with FASB ASC 825-10, "Financial Instruments Disclosure" the Company is required to disclose the fair value of financial instruments for which it is practical to estimate fair value. To obtain fair values, observable market prices are used if available. In some instances, observable market prices are not readily available and fair value is determined using present value or other techniques appropriate for a particular financial instrument. These techniques involve judgment and as a result are not necessarily indicative of the amounts the Company would realize in a current market exchange. The use of different assumptions or estimation techniques may have a material effect on the estimated fair value amounts.

The estimated fair values of the Company's financial instruments are as follows (unaudited, in thousands):

	Dec. 26, 2009		Mar. 31, 2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial Assets
Cash and cash equivalents	$36,980	$36,980	$32,230	$32,230
Trade receivables, net	3,156	3,156	1,698	1,698
Receivables under transition services agreement	255	255	1,696	1,696
Escrow receivable, sale of businesses	1,550	1,550	3,100	3,100
Auction rate preferred securities	375	375	1,100	1,100
Financial Liabilities
Short term debt	-	-	346	346
Accounts payable	2,532	2,532	1,939	1,939
Payables under transition services agreement	1,516	1,516	275	275
Liabilities associated with disposal activities	1,113	1,113	1,460	1,460

Cash and cash equivalents, trade receivables, receivables under transition services agreement, short term debt, accounts payable and payables under transition services agreement have carrying values that approximate fair values as all are short term maturing in 90 days or less.

Escrow receivables are time based contractual receivables, 50 percent was received in the quarter ended September 26, 2009 and the remaining 50 percent is due in February, 2010. The Company currently has no reason to believe this receivable will not be recovered in full.

Auction Rate Preferred Securities (ARPS) are stated at par value based upon observable inputs including historical redemptions received from the ARPS issuers.

Liabilities associated with disposal activities include accrued costs related to non-cancellable minimum payments for test commitments associated with discontinued operations as well as accrued lease costs related to a portion of the Company's headquarters vacated at the time the discontinued operations were sold. Fair value has been estimated including present value discounts on non-current balances. The difference between fair value estimates and carrying value was not material.

In accordance with FASB ASC 820 "Fair Value Measurement and Disclosures", the following table represents the Company's fair value hierarchy for its financial assets (cash equivalents and available for sale investments) measured at fair value on a recurring basis as of December 26, 2009 (in thousands, unaudited):

	Dec. 26, 2009
	Fair Value	Level 1	Level 2	Level 3
U.S. Treasury Bills, Treasury MMF	$30,358	$30,358	$ -	$ -
Auction rate preferred securities	375	-	375	-
Total	$30,733	$30,358	$375	$ -

Since February 2008, due to various factors including the tightening of liquidity in the financial market, regularly held auctions for ARPS have been unsuccessful. Following the failure of these auctions, the Company has received $3.625 million from redemptions of its ARPS. The remaining ARPS balance of $375,000 as of December 26, 2009, has been classified as long-term investments and accrues interest pending their redemption or sale.

In determining fair value, the Company uses various valuation techniques, including market and income approaches to value available-for-sale investments. The availability of observable inputs can vary from instrument to instrument and to the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. The degree of judgment exercised by the Company's management in determining fair value is greatest for instruments categorized in Level 3. The Company has maximized its use of observable inputs in determining the fair value of its ARPS holdings. The Company notes observable inputs that it's ARPS:

  have maintained AAA credit ratings
  are collateralized at greater than 100% of par value
  continue to pay interest in accordance with their contractual terms which are greater than applicable Libor or US treasury yields are stated at par value by the investment broker, and
  have a history of redemptions at par value. Over 90% of the Company's original ARPS have been redeemed at par

Accordingly, the remaining ARPS balance of $375,000 is categorized as Level 2 for fair value measurement under FASB ASC 820 and has been recorded at full par value on the unaudited condensed consolidated balance sheet as of December 26, 2009. The Company currently believes the ARPS values are not impaired and as such, no impairment has been recognized against the investment. If the issuers are unable to successfully close future auctions and their credit rating deteriorates, the Company may be required to record an impairment charge against the value of its ARPS.

NOTE 5. DISCONTINUED OPERATIONS AND TRANSITION SERVICES

On February 18, 2009, the Company sold its universal remote control and secured transaction processor businesses to Maxim Integrated Products Inc (Maxim) and Universal Electronics Inc for a total sale price of $31 million of which $3.1 million was placed in escrow. In September 2009, $1.55 million of this escrow amount was received by the Company. The remaining balance is scheduled to be received on February 18, 2010.

In accordance with FASB ASC 205 "Presentation of Financial Statements" and FASB ASC 360-10-05 "Impairment or Disposal of Long-Lived Assets", the assets and liabilities, results of operations and cash flows related to the sold businesses, have been classified as discontinued operations in the condensed consolidated financial statements for all periods presented through the date of the sale. Cash flows associated with the sold businesses have been segregated and separately disclosed in the condensed consolidated statements of cash flows as separate line items within operating, investing and financing activities.

The net income from discontinued operations of $386,000 recorded for the nine months ended December 26, 2009, reflects the recognition of certain distribution revenue, and associated gross margin, that was deferred income related to distribution inventory prior to the sale of the discontinued businesses that were not sold as part of the sale transaction. Remaining deferred income for distribution inventory related to the discontinued operations at December 26, 2009, is not material.

The following table summarizes results from discontinued operations (unaudited, in thousands):

	Nine Months Ended
	Dec. 26,	Dec. 27,
	2009	2008
Net sales from discontinued operations	$431	$21,099
Cost of sales	175	10,449
Gross margin	256	$10,650
Other expenses and credits	(130)	7,063

Net income before provision for taxes on discontinued operations	386	3,587
Provision for income taxes	-	128
Net income (loss) from discontinued operations	$386	$3,459

In conjunction with the sale of the discontinued operations, the Company entered into a Transition Services Agreement (TSA) with Maxim to provide certain discontinued operations business support for up to 12 months from the date of the sale. These support activities include manufacturing and shipment support, customer service and support, technical support, services including purchasing, invoicing, collections and information systems. At December 26, 2009 receivables outstanding from Maxim under the TSA were $255,000 primarily related to purchases of goods and services to manufacture and ship product to Maxim or its customers. Additionally, at December 26, 2009 payables outstanding under the TSA were $1.5 million including $1.3 million payable to Maxim and approximately $200,000 payable to suppliers.

NOTE 6. INTELLECTUAL PROPERTY SALE

On May 27, 2009, the Company sold certain intellectual property rights associated with five of the Company's patents. The related patents are 5386469, 5588118, 5781784, 5805834 and 6154793. The patents were sold and assigned to a non practicing entity ("NPE") for a cash payment of $1.0 million. The Company may share in future revenue on these patents. The transaction was recorded as a credit to other income. The terms and conditions of the agreement are confidential.

NOTE 7. DEFERRED INCOME

The Company ships products to distributors who generally have contractual terms and conditions including rights of return and/or price protection on unsold merchandise held by them. As such, revenue and the associated product costs are deferred until products are resold by the distributors to end users (sell-through method). Although revenue is deferred until it is resold, title of products sold to distributors transfers upon shipment. Accordingly, shipments to distributors are reflected in the condensed consolidated balance sheets as accounts receivable and a reduction of inventories at the time of shipment. Deferred revenue and the corresponding cost of sales on shipments to distributors that may be unsold are reflected in the condensed consolidated balance sheets on a net basis as "Deferred income".

On February 18, 2009, the Company sold its universal remote control and secured transactions processor businesses. Of the total consideration, $3.1 million was placed in escrow and recognized as deferred revenue pending resolution of post - transaction requirements. As of December 26, 2009, $1.55 million remains in escrow and is due in February 2010. This remaining escrow amount is included in current assets and deferred income on the condensed consolidated balance sheet at December 26, 2009.

The following table represents the details of deferred income for the periods indicated (unaudited, in thousands):

	Dec. 26,	Mar. 31,
	2009	2009
Deferred gross income on shipments to distributors	$7,267	$7,899
Deferred cost associated with shipments to distributors	(2,769)	(2,975)
Deferred income on shipments to
distributors, net	4,498	4,924

Discontinued operations, deferred
income on escrow	1,550	3,100
Total deferred income	$6,048	$8,024

NOTE 8. INVENTORIES

Inventories are stated at the lower of cost (which approximates actual cost on a first-in, first-out basis) or market. Provisions, when required, are made to reduce inventory values from cost to their estimated net realizable values. It is possible that estimates of net realizable value can change in the short-term. Inventory reductions for excess or obsolete inventory are released only upon sale, scrap or other disposition of the reduced inventory. Inventories, net of provisions, consist of the following (unaudited, in thousands):

	Dec. 26,	Mar. 31,
	2009	2009
Raw materials	$131	$234
Work-in-progress	1,772	2,762
Finished goods	1,382	1,026
Inventory, net	$3,285	$4,022

NOTE 9. STOCK, OPTIONS AND STOCK-BASED COMPENSATION

Stock-based compensation. The Company has a stock-based compensation program that includes non-statutory stock option awards and restricted stock awards ("RSAs"). Stock options are generally time-based, vesting 25% on the first anniversary of the grant-date and monthly thereafter over the next three years and expire ten years from the grant-date. As of December 26, 2009, the Company had 2,361,700 shares available for grant under all plans.

Additionally, the Company has an Employee Stock Purchase Plan ("ESPP") that allows employees to purchase shares of common stock at 85% of the fair market value at the lower of either the date of enrollment or the date of purchase. In addition to the shares available for issuance under the stock option and restricted stock plans, the

Company had approximately 918,817 shares of common stock reserved for future issuance under its ESPP plan as of December 26, 2009.

The Company records stock-based compensation in accordance with the provisions of FASB ASC 718 "Compensation - Stock Compensation" which establishes valuation and accounting resulting in the Company's recognition of expense related to the fair value of its stock-based compensation awards.

During the nine month periods ended December 26, 2009, the Company recorded $0.7 million, in stock compensation expense for continuing operations which includes the applicable compensation expenses for the Company's fiscal 2010 employee stock incentive plan. In comparison, during the nine month periods ended December 27, 2008, the Company recorded $1.1 million, in stock compensation expense for continuing operations, which included the applicable compensation expenses for the Company's fiscal 2009 stock incentive plan.

The following table sets forth the total non-cash stock-based compensation expense resulting from equity plans and incentive programs included in the Company's unaudited condensed consolidated statements of operations (unaudited, in thousands)

	Nine Months Ended
	Dec. 26,	Dec. 27,
	2009	2008
Cost of sales	$72	$117
Research and development	87	245
Selling, general and administrative	521	764
Total stock-based compensation expense	$680	$1,126

The fair value of stock-based awards expense resulting from equity plans was estimated on the date of grant using the Black- Scholes valuation pricing model with the following weighted-average assumptions:

Stock Options	Nine Months Ended
	Dec. 26,	Dec. 27,
	2009	2008
Expected life (in years)	4.0	4.8
Interest rate	1.9%	2.8%
Volatility	53.0%	51.5%
Dividend yield	-	-
Weighted-average per share fair value at grant date	$1.00	$1.56

Employee Stock Purchase Plan	Nine Months Ended
	Dec. 26,	Dec. 27,
	2009	2008
Expected life (in years)	0.6	0.7
Interest rate	0.26%	2.5%
Volatility	59.5%	57.5%
Dividend yield	-	-
Weighted-average per share fair value at grant date	$0.70	$0.88

The computation of expected volatility for the nine months ended December 26, 2009 is based on historical implied volatility. The computation of expected life is based on a combination of historical and expected exercise patterns. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock option activity for the nine months ended December 26, 2009, is as follows (unaudited):

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual Term	Intrinsic Value
	Shares	(per share)	(years)	(000's)
Outstanding at March 31, 2009	1,814,646	$ 4.87
Grants	93,375	$ 2.35
Forfeitures or expirations	(369,037)	$ 5.69
Outstanding at December 26, 2009	1,538,984	$ 4.52	6.6	$ 341

Outstanding Vested and Expected to Vest
at December 26, 2009	1,504,916	$ 4.55

Exercisable at December 26, 2009	1,117,639	$ 4.92

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, that is, the difference between the Company's closing stock price on the last trading day of the period and the exercise price times the number of shares that would have been received by the option holders had all option holders exercised their options on December 26, 2009. This amount will change based on fluctuations of the fair market value of the Company's stock. The total intrinsic value of options vested and expected to vest, including current forfeiture rates, is approximately $318,600 at December 26, 2009.

There were no stock option exercises during the nine months ended December 26, 2009. The weighted-average exercise price of options granted for the nine months ended December 26, 2009 and December 27, 2008 was $2.35 and $3.37 per share, respectively.

No income tax benefit was realized from stock option exercises during the nine months ended December 26, 2009. In accordance with FASB ASC 718 "Compensation - Stock Compensation", the Company presents excess tax benefits from the exercise of stock options, if any, as financing cash flows rather than operating cash flows.

As of December 26, 2009, $620,000 of total unrecognized compensation costs related to stock options is expected to be recognized over a weighted-average remaining period of 1.69 years. The total unrecognized compensation cost related to restricted shares granted as of December 26, 2009 is $240,000, is expected to be recognized over a weighted-average remaining period of 1.35 years.

NOTE 10. SPECIAL CHARGES AND CREDITS

The components of special charges and credits are as follows (unaudited, in thousands):

	Nine Months Ended
	Dec. 26,	Dec. 27,
	2009	2008
Restructuring of operations:
Reorganization, severance and termination benefits	$293	$2,840
Costs and expenses related to merger agreement	497	-
Total special charges and credits	$790	$2,840

During the nine months ended December 26, 2009 the Company incurred special charges of $0.8 million. These charges primarily include $0.5 million in legal costs and expenses associated with a definitive merger agreement with IXYS Corporation signed on December 4, 2009. Additionally, special charges included costs and expenses associated with the Company's consolidation activities following the sale of the discontinued operations. These charges include facility lease costs, supplier commitment expenses as well as remaining severance and other costs related to the Company's workforce reductions in December 2008 and January 2009 which actions were associated with lower demand and sales affected by the global economic crisis.

During the nine months ended December 27, 2008, the Company incurred $2.8 million, in special charges. Special charges include severance and other costs related to the Company's test outsourcing activities.

The following table summarizes activity in accrued special charges which is included in other accrued liabilities on the condensed consolidated balance sheets (unaudited, in thousands):

Accrued
Special
Charges
Balance at March 31, 2009	$638
Accruals	746
Cash payments	(452)
Balance at Dec. 26, 2009	$932

NOTE 11. GEOGRAPHIC AND SEGMENT INFORMATION

Segment Information. The Company's business is comprised of one operating segment. The Company engages primarily in the design, development, manufacture and marketing of semiconductor products. The Company sells its products to distributors and direct customer accounts including original equipment manufacturers ("OEMs") and original design manufacturers ("ODMs") in a broad range of market segments. The Company's operations outside the United States consist of a test development and global support facility in the Philippines as well as sales and support centers in certain foreign countries. U.S. domestic operations are responsible for the design, development and marketing of the Company's products. The Philippine activity and support is reimbursed in relation to its value added with respect to test development and global support functions performed, and certain foreign sales offices receive a commission on export sales within their territory. Accordingly, for financial statement purposes, it is not meaningful to segregate sales or operating profits for the global support and foreign sales office operations.

The following table summarizes the Company's net sales by region and by channel (unaudited, in thousands):

	Nine Months Ended
	Dec. 26,	Dec. 27,
	2009	2008
Net sales by region:
Americas	$9,914	$11,313
Asia, including Japan	10,297	12,509
Europe	3,764	5,291
Total net sales	$23,975	$29,113

Net sales by channel:
Direct	$5,909	$5,658
Distribution	18,066	23,455
Total net sales	$23,975	$29,113

Major customers: For the nine months ended December 26, 2009, two distributors and one customer each individually accounted for greater than 10 percent of the Company's total net sales from continuing operations. The two distributors and one customer accounted for approximately 43 percent, 11 percent, and 10 percent respectively, of total net sales from continuing operations.

For the nine months ended December 27, 2008, three distributors accounted for greater than 10 percent of the Company's total net sales from continuing operations. The distributors accounted for 42 percent, 12 percent and 10 percent of total net sales from continuing operations, respectively.

NOTE 12. CONTINGENCIES

Microchip Technology

On August 11, 2005, Microchip Technology, Inc. ("Microchip") filed a patent infringement claim against the Company in the U.S. District Court of Arizona (case number CV05-2406-PHX-MHM). Microchip alleges that the Company has infringed, and currently infringes, its patents numbered 5,847,450, 6,696,316 and 6,483,183. Microchip claims that unspecified products of the company, including the Z8 Encore! XP 4K Series of products, infringe these patents and is seeking preliminary and permanent injunctive relief, unspecified damages and costs, including attorneys' fees. The Company filed a response to the claims on September 15, 2005 generally denying the claims and challenging the validity of the patents. On January 10, 2006, the Company filed a request for patent re-examination with the U.S. PTO, which was granted in February and March 2006 for all 3 patents. On April 11, 2008, the Company received a notice that all of Microchip's claims under these three patents have been rejected by the U.S. PTO. After this favorable ruling, Microchip filed appeal notices in the U.S. PTO in May 2008. The Company does not believe it is feasible to predict or determine the outcome or resolution of this litigation at this time. The Company believes it has meritorious defenses and will defend itself against these claims vigorously. The Company may incur substantial expenses in its defense against these claims. In the event of a determination adverse to the Company, it may incur substantial monetary liabilities and be required to change its business practices. Either of these could have a material adverse effect on its financial position, results of operations and/or cash flows.

Merger Agreement

On December 22, 2009, a plaintiff filed a putative class action entitled Louise Garcia v. Darin Billerbeck et al., Case No. 1-09-CV-159955, in the Superior Court of the State of California, Santa Clara County. The defendants are ZiLOG, and the members of our board of directors (together with ZiLOG, the "ZiLOG Defendants"), IXYS, and Merger Sub (together with IXYS, the "IXYS Defendants"). This action alleges that the individual defendants breached their fiduciary duties to our stockholders in connection with the merger agreement and the transactions contemplated thereby. Specifically, the complaint alleges, among other things, that the proposed transaction arises out of a flawed process, that the individual defendants failed to maximize shareholder value and that the consideration offered in the merger is inadequate and does not fairly reflect our true value. The plaintiff also alleges that the individual defendants agreed to no-solicitation and termination provisions in the merger agreement in order to prevent any potential suitors from making competing proposals. The suit further alleges that we and the IXYS Defendants aided and abetted the individual defendants' breaches of fiduciary duties. The plaintiff seeks, among other things, an order enjoining the ZiLOG Defendants and the IXYS Defendants from consummating the merger, damages in the event the merger is consummated prior to the court's entry of a final judgment, and attorneys' fees.

On December 30, 2009, the plaintiff in this suit filed a first amended complaint, repeating the allegations in her original complaint and adding allegations that the individual defendants are engaged in self-dealing in connection with the merger because they will receive accelerated vesting of certain benefits and/or have change-of-control agreements that will be triggered upon consummation of the merger. The plaintiff also alleges that the preliminary proxy statement filed by us on Schedule 14A on December 29, 2009 contains misleading disclosures and/or omits material information.

On January 19, 2010, the defendants removed the action to the United States District Court for the Northern District of California. On January 27, 2010, the plaintiff filed a second amended complaint, repeating the allegations of her earlier two complaints and adding a claim that the individual defendants violated Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder by issuing an allegedly misleading preliminary proxy statement. On January 28, 2010, the plaintiff filed a purported "ex parte" application for expedited discovery and for an order shortening time to be heard on a motion for a preliminary injunction to stop the shareholder vote on the proposed merger. On February 1, the court advised plaintiff that her application did not comply with the court's rules and directed plaintiff to submit her request for relief in the proper form. Later that day, plaintiff filed a motion for expedited discovery and proceedings. Concurrently with the filing of her motion for expedited discovery and proceedings, plaintiff filed a motion for an order shortening time. The motion for an order shortening time asks the court to hear plaintiff's motion for expedited discovery and request for a preliminary injunction before the February 17, 2010 vote of shareholders on the proposed merger. Defendants' responses to plaintiff's motions for an order shortening time and for expedited discovery and proceedings are not yet due. Also on February 1, 2010, the ZiLOG Defendants filed a motion to strike plaintiff's second amended complaint and to dismiss her first amended complaint.

We believe that this action is wholly without merit and intend to defend vigorously against it. However, because this case is in the early stages, we cannot predict the outcome at this time, and we cannot be assured that the action will not delay the consummation of the merger or result in substantial costs; even a meritless lawsuit may potentially delay consummation of the merger.

On January 4, 2010, a putative class action entitled Mark C. Reppa v. ZiLOG, Inc. et al., Case No. 5186-VCL was filed in the Court of Chancery of the State of Delaware against the ZiLOG Defendants and the IXYS Defendants. This action alleges that the individual defendants breached their fiduciary duties to our stockholders in connection with the merger. Specifically, the complaint alleges, among other things, that the proposed transaction arises out of a flawed process, that the individual defendants failed to maximize shareholder value and that the consideration offered in the merger is inadequate and does not fairly reflect the true value of us. The plaintiff also alleges that the individual defendants agreed to no-solicitation and termination provisions in the merger agreement and entered into support agreements, pursuant to which they have agreed to vote in favor of the merger, in order to prevent any potential suitors from making competing proposals. The suit further alleges that we and the IXYS Defendants aided and abetted the individual defendants' breaches of fiduciary duties. The plaintiff seeks, among other things, an order enjoining the ZiLOG Defendants and the IXYS Defendants from consummating the merger, damages in the event the merger is consummated prior to the court's entry of a final judgment, and attorneys' fees.

On January 11, 2010, the ZiLOG Defendants filed a motion for judgment on the pleadings and a brief in support, seeking to dismiss this action in its entirety. On January 21, 2010, the court directed the parties to confer on a schedule for completion of briefing and hearing on the ZiLOG Defendants' motion. On January 27, 2010, the IXYS Defendants filed a notice of motion to dismiss the action. Thereafter, plaintiff agreed to voluntarily dismiss the action, and the parties submitted a stipulation and proposed order dismissing the action with prejudice to the named plaintiff and without prejudice to the putative class. On February 2, the court entered the order dismissing the case.

Other General

The Company is participating in other litigation and responding to other claims arising in the ordinary course of business. The Company intends to defend itself vigorously in these matters. The Company's management believes that it is unlikely that the outcome of these matters will have a material adverse effect on the Company's financial statements, although there can be no assurance in this regard.

From time to time the Company has agreed to indemnify and hold harmless certain customers for potential allegations of infringement of intellectual property rights and patents arising from the use of its products. During the ordinary course of business, in certain limited circumstances, the Company has agreed to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally parties with which the Company has commercial relations, in connection with certain intellectual property infringement claims by any third party with respect to its products and services. The Company has an indemnification arrangement that limits its net contingent obligation to pay for defense costs, if any, up to a maximum of $2 million. In addition, the Company has agreed to indemnify the purchaser of the Company's remote control and secured transaction processor business for certain liabilities and have remaining $1.55 million in escrow to cover such indemnification obligations. This escrow amount is scheduled to be released in February 2010. To date, there have not been any costs incurred in connection with such indemnification arrangements; therefore, there is no accrual of such amounts at December 26, 2009. The Company discloses indemnification liabilities according to FASB ASC 460 "Guarantees". Under FASB ASC 450 "Contingencies", a claim would be accrued when a loss is probable and the amount can be reasonably estimated. At December 26, 2009, no such amounts are accrued.

In connection with the lease in July 2007 for its corporate headquarters located in San Jose, California, the Company established an Irrevocable Letter of Credit in the amount of $0.3 million with its bank.

NOTE 13. INCOME TAXES

The Company adopted the provisions of FASB ASC 740 "Income Taxes" as they relate to the accounting for the uncertainty in income taxes effective April 1, 2007. In connection with the adoption, the Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions.

As of December 26, 2009, the total amount of unrecognized tax benefits was approximately $5.6 million of which $4.6 million is recorded as a deferred tax asset that is fully offset by a valuation allowance and $1.0 million which if recognized would affect the Company's effective tax rate. The calculation of unrecognized tax benefits involves dealing with uncertainties in the application of complex global tax regulations. Management assesses the Company's tax positions in light of legislative, bilateral tax treaty, regulatory and judicial developments in the countries in which the Company operates.

A valuation allowance is required to be recorded if in management's judgment, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Based on available evidence, management has concluded that a valuation allowance is necessary to reduce the net deferred tax asset.  Accordingly, deferred tax assets have been recognized only to the extent of deferred tax liabilities.

The Company recognizes interest in accordance with FASB ASC 740 and recognizes penalties in accordance with FASB ASC 740 which are classified as part of income taxes. For the nine months ended December 26, 2009, accrued interest and penalties related to uncertain tax positions were not material.

The Company's operations are subject to income and transaction taxes in the United States and in multiple foreign jurisdictions.  Significant estimates and judgments are required in determining its worldwide provision for income taxes.  Some of these estimates are based on interpretations of existing tax laws or regulations and as a result the proper amount of tax liability may be uncertain.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. There are no ongoing examinations by taxing authorities at this time. The Company's various tax years beginning in fiscal 2001 through fiscal 2010 remain open in various taxing jurisdictions.

During the nine months ended December 26, 2009, the Company's income tax provision was $0.1 million, which primarily reflects provisions for taxes in certain profitable foreign jurisdictions. During the nine months ended December 27, 2008, the Company's income tax provision was $0.2 million, which primarily reflects amortization of deferred charges and provisions for taxes in certain profitable foreign jurisdictions.

The Company provides for income tax expense in foreign jurisdictions where its foreign subsidiaries operations generate profits that are taxable. The Company's income tax expense reflects the estimated annual effective tax rate at that time based on projections of operations. Tax authorities may challenge the allocation of profits between the Company's subsidiaries and may challenge certain tax benefits claimed on its tax returns, and the Company may not prevail in any such challenge.  If the Company were not to prevail, it could be subject to higher tax rates or lose certain tax benefit that could result in a higher tax rate.

NOTE 14. RETIREMENT AND BENEFIT PLANS

U.S. 401(k) retirement plan: The Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Under the 401(k) Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company may make matching contributions on behalf of each participating employee in an amount equal to 100% of the participant's deferral contribution, up to 1.5% of the participant's compensation on a quarterly basis. The Company may also make additional discretionary contributions to the 401(k) Plan. Matching contributions to the 401(k) Plan were less than $0.1 million for the nine months ended December 26, 2009 and the nine months ended December 27, 2008, respectively. There were no discretionary contributions made in the nine months ended December 26, 2009 and the nine months ended December 27, 2008, respectively.

Philippine defined benefit plan: The Company's Philippines subsidiary maintains a defined benefit pension plan for local employees, which is consistent with local statutes and practices. The Company has adopted the provisions of FASB ASC 715 "Compensation - Retirement Benefits". As of December 26, 2009 based on the Plan's actuarial report, the pension plan was over-funded by approximately $350,000 which is classified as other assets on the consolidated balance sheet. During the nine months ended December 26, 2009, the net periodic benefit costs were not material.

NOTE 15. NET INCOME (LOSS) PER SHARE

The following table presents the calculation of basic and diluted net loss per share of common stock for the periods indicated (in thousands, except per share data):

	Nine Months Ended
	Dec. 26,	Dec. 27,
	2009	2008
Net income (loss)	$2,242	($8,965)

Weighted-average shares outstanding - basic	17,277	16,982
Weighted-average shares outstanding - diluted	17,278	16,982
Basic and diluted net loss per share	$0.13	($0.53)

At December 26, 2009, and December 27, 2008, options to purchase 1.5 million and 2.0 million shares of common stock, respectively, are excluded from the determination of diluted net income (loss) per share, as the effect of such shares is anti-dilutive.

For the nine months ended December 26, 2009, 1,060 shares, were calculated as dilutive using the treasury stock method of computation. For the nine months ended December 27, 2008, no shares were calculated as dilutive.

NOTE 16. SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after December 26, 2009 through the filing date of this document and did not have any material subsequent events.